September 12, 2003

Exhibit 10.8

Mr. Charlie Dickson
67 Woodridge Drive
New Canaan, CT 06840

Dear Charlie:

Welcome to the United Components family. All of us at United Components and Carlyle are enthusiastic about your joining our team and look forward to working with you.

Detailed below is a summary of the mutually agreed upon terms of your employment. Although you are being hired as Chief Financial Officer of United Components, Inc. (“UCI”), you shall be employed by Champion Laboratories, Inc (“Champion”). For purposes of this agreement, as the context requires herein, UCI and any of its direct or indirect subsidiaries, including but not limited to Champion, individually or collectively, shall be referred to in this Agreement as the “Company.”

Employment Term	The initial term of employment under this agreement (the “Initial Term”) shall be for the period beginning on the September 2, 2003, (the “Effective Date”) and ending on the third anniversary thereof, unless earlier terminated as provided herein. The employment term shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless you or the Company give notice of non-extension to the other party no later than 90 days prior to the expiration of the then-applicable Term.

Position and Duties	You shall serve as Chief Financial Officer of the Company and shall have the authorities duties and responsibilities customarily commensurate with such position and such additional customary responsibilities, duties and authority as may from time to time be reasonably assigned to you by the Board. You shall report to me and will be subject to my oversight and direction. You shall devote substantially all your working time and efforts to the business and affairs of the Company and agree to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.

As of the Effective Date, Carlyle shall cause you to be appointed or elected to the Board of Directors of United Components, Inc.

(the “Board”). During the Term, the Board shall propose you for re-election to the Board.

Compensation	•	Base Salary. You shall receive a base salary at a rate of $300,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to any increase as determined by the Compensation Committee of the Board in its sole discretion (the “Annual Base Salary”)

	•	Bonus. During the Term, you will be eligible to participate in an annual performance-based bonus plan established by the Compensation Committee at a target level of $150,000 (“Target Level”), and a maximum of $450,000. Such bonus shall be payable at such time as bonuses are paid to other senior executive officers who participate therein. Notwithstanding the foregoing, with respect to each of the Company’s fiscal years that ends during the Term, the amount of your annual bonus payable pursuant to such plan shall be determined by the parameters established by the Compensation Committee. With respect to the fiscal year ending December 31, 2003, you shall be eligible to receive a prorated portion 33% of your annual bonus based on the number of days you are employed by the Company during such fiscal year

	•	Benefits. You shall be entitled to participate in the employee benefit plans, programs and arrangements sponsored by Champion which are applicable to senior officers of Champion.

	•	Vacation. You shall be entitled to four weeks of vacation annually.

Equity Participation		You shall be eligible to participate in the Company’s stock option plan, subject to all related documents. You shall be granted a non-qualified stock option to purchase 21,000 shares of common stock in the Company’s parent company, UCI Acquisition Holdings, Inc., at an exercise price of $100.00 per share. The right to exercise the option will be eligible to vest over a five-year time period in accordance with the terms set forth on Appendix A.

Termination of Employment		If your employment shall terminate for Cause (as defined on Appendix B), without Good Reason (as defined on Appendix B), or due to non-extension of this Agreement by you, you shall not be entitled to any severance payment or benefits (other than any accrued but unpaid Annual Base Salary and vacation days)

If your employment shall terminate without Cause or for Good

Reason, the Company shall pay, in accordance with normal payroll practices, your Annual Base Salary for twelve months and shall pay you a lump sum equal to a pro-rata portion of your Target Level annual bonus for the year of termination, based on the number of days you were employed by the Company during the applicable year. Additionally, you and your dependents shall be eligible for continuing coverage under all Company group health benefit plans for up to twelve months.

If your employment shall terminate due to your death, the Company shall pay your estate, in accordance with normal payroll practices, your Annual Base Salary for six months and shall pay you a lump sum equal to a pro-rata portion of your Target Level annual bonus for the year of termination, based on the number of days you were employed by the Company during the applicable year, as determined in good faith by the Compensation Committee.

Confidentiality	All information acquired by you from the Company will be considered “confidential” and will not be disclosed by you without the prior written consent of the Company. You shall execute and abide by the terms and conditions of the Company’s customary confidentiality agreement, the terms and conditions of which are incorporated herein by reference.

Non-Disclosure of Proprietary Information	You shall, in perpetuity, maintain in confidence any confidential or proprietary information or trade secrets relating to the Company. Upon expiration of the Term, you shall return all correspondence, drawings, materials, documents, and similar items concerning the Company, its clients, products or processes. You may respond to valid subpoena, but shall give the Company notice thereof.

Non-Competition and and Non- Solicitation	At any time during the Term or during the 12-month period following the date of your termination for Cause or resignation without Good Reason, (i) you shall not directly or indirectly engage in, or manage or operate any person, firm, corporation, partnership or business that engages in any business which materially competes with the Company or any entity owned by the Company (including any direct and indirect subsidiaries of the Company) anywhere in the world, and (ii) you shall not, and shall not permit any of your affiliates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with you or any of your affiliates for any business purpose that is prohibited by (i) above. Nothing herein shall prevent you from serving as a reference.

Any violation of by you of this non-compete and non-solicitation clause shall result in your forfeiture of any severance benefits hereunder. Additionally, the Company may seek any other remedy which may be available at law or in equity and shall be entitled to specific performance and injunctive relief.

Non-Disparagement	At any time during the Term or during the 12-month period following the later of the expiration of the Term or your date of termination for any reason, each of the parties hereto agrees that it will not disparage or denigrate to any person any aspect of his or its past relationship with the other, nor the character of the other or the other’s agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of either party hereto by any court or government agency.

Arbitration	Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the covenants contained in this Agreement and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto.

     Charlie, should you have any questions regarding the foregoing, please feel free calling me at any time. Otherwise, please sign where indicated below and send the original copy to me. All of us look forward to working with you.

Yours truly,

Bruce M. Zorich	Accepted and Agreed: /s/ CHARLIE DICKSON
CEO	Charlie Dickson
United Components, Inc.
Director
Champion Laboratories, Inc.

APPENDIX A

Stock Option Terms

Subject to the terms of the stock option plan and the stock option agreement, below is a summary of the vesting schedule for the stock options granted to you. The stock option shall vest over a five-year time period according to the following:

•	50% of the shares subject to the stock option shall become exercisable based on the passage of time, or 10% in each of the five years

•	50% of the shares subject to the stock option shall become exercisable based on Company performance (“performance option”), or 10% in each of the five years. The breakdown of the performance measures is as follows:

•	12.5% on achieving Case 1 EBITDA (2.5% each year)
•	12.5% on achieving Case 1 free cash flow(2.5% each year)
•	12.5% on achieving Case 2 EBITDA (2.5% each year)
•	12.5% on achieving Case 2 free cash flow(2.5% each year)

•	Any portion of the performance option that does not vest in any given fiscal year may vest in future years if certain cumulative EBITDA or free cash flow targets are achieved.

•	Once vested in a portion of the performance option, it can never be lost due to subsequent Company performance.

•	Performance option vesting is based on total Company performance and not on the results of individual businesses.

•	You will also be eligible for “super option” vesting upon the Company achieving 110% or greater of the Case 2 performance targets per your conversations with Carlyle.

For your information, Case 1 and Case 2 five-year projections are contained in Appendix C.

APPENDIX B

Definitions of Cause and Good Reason

The Company shall have “Cause” to terminate you upon:

(i)	your failure to follow a written order of the Board and such failure is not remedied within 30 days after receipt of notice;

(ii)	your gross or willful misconduct with regard to the Company;

(iii)	your conviction of a felony or crime involving material dishonesty;

(iv)	fraud or personal dishonesty involving the Company’s assets; or

(v)	the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities for the Company.

You shall have “Good Reason” to resign your employment upon the occurrence of any of the following:

(i)	a material diminution in the nature of scope of your responsibilities, duties or authority; or

(ii)	the Company’s material breach of this agreement.

You may not resign your employment for Good Reason unless:

(A)	you have provided the Company with at least 30 days prior written notice of your intent to resign for Good Reason; and

(B)	the Company has not remedied the alleged violation(s) within the 30-day period.

APPENDIX C

Case 1 and Case 2 Projections